VOTING AGREEMENT

VOTING AGREEMENT, dated as of April ___, 2009 (this "Agreement") by and between Datameg Corporation, a Delaware corporation ("Datameg") and Natural Blue Resources, Inc., a Nevada corporation ("NBR") and the undersigned stockholder of Natural Blue Resources, Inc. ("Stockholder").

WHEREAS, as of the date hereof, Stockholder owns (beneficially and of record) the number of shares of Common Stock, $0.0001 par value per share ("Common Stock") of Natural Blue Resources, Inc., a Nevada corporation ("NBR") set forth on the Stockholder signature page hereto;

WHEREAS, the Common Stock owned by Stockholder currently represents the percentage of the aggregate voting power of all issued and outstanding shares of Common Stock entitled to vote on the Merger (as hereinafter defined) set forth on the Stockholder signature page hereto;

WHEREAS, Datameg and NBR have entered into a Share Exchange Agreement dated as of April 1, 2009 which provides, upon the terms and subject to the conditions set forth therein, that stockholders of NBR shall transfer all of NBR's issued and outstanding shares of capital stock ("Shares") to Datameg and such Shares shall be converted into and exchanged for shares of Datameg's common stock, equaling upon completion of this share exchange ninety percent(90%) of the issued and outstanding capital stock of Datameg (the "Share Exchange"); and

WHEREAS, as a condition to the willingness of Datameg to enter into the Share Exchange, Datameg has required that Stockholder agree, and in order to induce Datameg to enter into the Share Exchange, Stockholder has agreed to enter into this Agreement.

Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Stock Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and agreements contained herein, the parties hereto agree as follows:

Article I.

VOTING OF COMMON STOCK

Section 1.1. Voting Agreement. Until the Expiration Date (as defined in Section 3.4 hereof), at every meeting of the stockholders of NBR called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of NBR, Stockholder (in its capacity as such) shall cause the NBR Shares (as defined below) to be voted in favor of approval of the Share Exchange Agreement and the Share Exchange, in favor of each of the other transactions contemplated by the Share Exchange Agreement, in favor of any matter that could reasonably be expected to facilitate the Share Exchange and against any matter that is inconsistent with the prompt consummation of the Share Exchange and other transactions contemplated by the Share Exchange Agreement.

Section 1.2. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to NBR a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the NBR Shares.

Section 1.3. Transfer of Shares.

(a) Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through its termination pursuant to Section 3.4, Stockholder shall not cause or permit any Transfer (as defined below) of any of the NBR Shares to be effected unless such Transfer is in accordance with an agreement between Stockholder and

Datameg contemplated by the Share Exchange Agreement and each Person to which any of such NBR Shares, or any interest in any of such NBR Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Datameg may reasonably request); and (b) agreed in writing to hold such NBR Shares(or interest in such NBR Shares) subject to all of the terms and provisions of this Agreement.

(b) Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through its termination pursuant to Section 3.4, Stockholder shall not deposit (or permit the deposit of) any NBR Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the NBR Shares.

Section 1.4. No Inconsistent Actions by Stockholder. While this Agreement is in effect, Stockholder shall not revoke or rescind, or purport to revoke or rescind, the Proxy or take any action inconsistent with the provisions of Section 1.1 of this Agreement, provided, however, that nothing contained in this Agreement shall be deemed to limit NBR's right to terminate the Share Exchange Agreement in accordance with its terms.

Section 1.5. Additional Documents. Stockholder (in its capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Datameg, to carry out the intent of this Agreement.

Section 1.6. Consent and Waiver. Stockholder (in its capacity as such) hereby gives any consents or waivers that are reasonably required for the consummation of the Share Exchange under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

Section 1.7. Legending of Shares. If so requested by Datameg, Stockholder agrees that the NBR Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy. Subject to the terms of Section 2 hereof, Stockholder agrees that it shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

Section 1.8. Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated:

(a) "NBR Shares" shall mean: (i) all securities of NBR (including all shares of Common Stock or preferred stock and all options, warrants and other rights to acquire shares of Common Stock or preferred stock) beneficially owned by Stockholder as of the date of this Agreement, including such shares of Common Stock over which Stockholder shares voting control; and

(ii) all additional securities of NBR (including all additional shares of Common Stock and all additional options, warrants and other rights to acquire shares of Common Stock or preferred stock whether or not such securities have a right to vote on the Share Exchange) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

(b) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

Article II.

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Datameg as follows:

Section 2.1. Due Organization, Authorization, etc. Stockholder, if a corporation, has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming its due authorization, execution and delivery by Datameg and Newco, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

Section 2.2. No Conflicts, Required Filings and Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate any statute, law, ordinance, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties is bound or affected, or (ii) violate or conflict with any agreement to which Stockholder is a party or by which any of its properties is bound.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

Section 2.3. Title to Shares. Stockholder is the record and beneficial owner of the NBR Shares set forth on Exhibit A hereto and holds full voting right with respect thereto. In addition, the NBR Shares held by Stockholder, at the date hereof, are free and clear of any liens, claims, options, charges or other encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement.

Article III.

MISCELLANEOUS

Section 3.1. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 3.2. Notices. Any notice or other communication required or permitted hereunder shall be in writing (including facsimile transmission) and shall be given,

(i) if to Datameg to:

Datameg Corporation

2150 South 1300 East, Suite 500

Salt Lake City, UT 84106

Fax; (866) 739-3943

Attention: General Counsel

with a concurrent copy to:

Paul Michael Vuksich, Esq.

582 Market Street, Suite 2001

San Francisco, CA 94104

Fax: (415) 788-9949

(ii) if to Stockholder to:

The address and fax number set forth on the

signature page hereto

with a concurrent copy to:

Natural Blue Resources Inc.

200 W. DeVargas, Suite 7

Santa Fe NM 87501

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 3.3. Incorporation of other Provisions. Section 3 of the Share Exchange Agreement are hereby incorporated by reference and made a part of this Agreement as if restated in full herein.

Section 3.4. Termination. This Agreement shall terminate (the "Expiration Date") and be of no further force and effect, automatically and without any required action of the parties hereto, at the earlier to occur of (a) such date and time as the Share Exchange Agreement shall have been validly terminated pursuant to Section 10 thereof or (b) such date and time as the

Share Exchange shall become effective in accordance with the terms and provisions of the

Share Exchange Agreement.

IN WITNESS WHEREOF, Datameg has caused this Agreement to be executed by their respective officers there unto duly authorized and Stockholder has caused this Agreement to be duly executed by an authorized signatory, all as of the date first written above.

DATAMEG CORPORATION

By: _____________________________________

Name: James Murphy

Title: Chairman and Chief Executive Officer

*** STOCKHOLDER SIGNATURE PAGE TO VOTING AGREEMENT ***

STOCKHOLDER

By: _________________________________

Name:

Dated: April ___, 2009

Print Name of Stockholder: ______________________

Address of Stockholder:

__________________________

__________________________

fax: _____________________

NBR Shares beneficially owned:

______________ shares of Common Stock

______________ shares of Common Stock issuable upon exercise of outstanding options or warrants

______________ percent ( %) of shares of Common Stock of NBR outstanding

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder of Natural Blue Resources, Inc., a Nevada corporation ("NBR"), hereby irrevocably (to the fullest extent permitted by law) appoints Toney Anaya and Paul Pelosi Jr., and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and re-substitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of NBR that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of NBR issued or issuable in respect thereof on or after the date hereof (collectively, the "NBR Shares") in accordance with the terms of this Proxy. The NBR Shares beneficially owned by the undersigned Stockholder of NBR as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any NBR Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the NBR Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Datameg Corporation., a Delaware corporation ("Datameg") and the undersigned Stockholder (the "Voting Agreement"), and is granted in consideration of NBR entering into that certain Share Exchange Agreement (the "Share Exchange Agreement"), among NBR and Datameg. The Share Exchange Agreement provides that stockholders of NBR shall transfer all of NBR's issued and outstanding shares of capital stock ("Shares") to Datameg and such Shares shall be converted into and exchanged for shares of Datameg's common stock, equaling upon completion of this share exchange ninety percent (90%) of the issued and outstanding capital stock of Datameg (the "Share Exchange").

As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Share Exchange Agreement shall have been validly terminated pursuant to Section 10 thereof or (ii) such date and time as the Share Exchange shall become effective in accordance with the terms and provisions of the Share Exchange Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the NBR Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the NBR Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Stockholders of NBR and in every written consent in lieu of such meeting in favor of approval of the Share Exchange Agreement and the Share Exchange, in favor of each of the other transactions contemplated by the Share Exchange Agreement, in favor of any matter that could reasonably be expected to facilitate the Share Exchange and against any matter that is inconsistent with the prompt consummation of the Share Exchange or other transactions contemplated by the Share Exchange Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned Stockholder may vote the NBR Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy is irrevocable (to the fullest extent permitted by law). This

Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: April ___, 2009

Signature of Stockholder: ________________________

Print Name of Stockholder: _______________________

NBR Shares beneficially owned:

_____________ shares of Common Stock

_____________ shares of Common Stock issuable upon exercise of outstanding options or warrants

[Signature Page to Irrevocable Proxy]